Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Participants and Administrator of the

AVX Corporation Retirement Plan:

We consent to the incorporation by reference in the Registration Statements (No. 333-00890 and No. 333-215978) on Form S-8 of AVX Corporation of our report dated June 26, 2019, relating to our audit of the financial statements and supplemental schedule of the AVX Corporation Retirement Plan, which appears in this Annual Report on Form 11-K of the AVX Corporation Retirement Plan for the year ended December 31, 2018.

/s/ Elliott Davis, LLC

Greenville, South Carolina

June 26, 2019